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                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), is dated to be effective as of August 22, 2000, and amends that certain Employment Agreement by and between Richard Padelford ("Employee") and U.S. Cancer Care, Inc. ("Corporation") ("Agreement") dated May 22, 1998.

                                    AGREEMENT
                                    ---------

     1. Section 3.1 of the Agreement is hereby deleted and replaced with the following:

     3.1 POSITION AND DUTIES. The Employee shall serve as Vice President and Chief Operating Officer of the Corporation until the Corporation's current President, Brian Fuery, resigns from that position. Upon Mr. Fuery's resignation as President of the corporation, the Employee shall be appointed President and Chief Operating Officer of the corporation. The Employee shall serve as President and Chief Operating Officer subject to the control and direction of the Chief Executive Officer of the Corporation with duties and responsibilities that are customary for such offices, including, but not limited to, management and oversight of the day-to-day operations of the Corporation's cancer centers, and the supervision of the information technology, mergers and acquisitions, billing and collections, and accounting and finance functions. The Employee shall have such other powers and duties as may be assigned to him from time to time by the Chief Executive Officer of the Corporation.

     2. Section 4.1 of the Agreement is hereby deleted and replaced with the following:

     4.1 TERM. The term (the "Term") of this Agreement shall commence on the date first above written and shall terminate on May 22, 2006.

     3. Section 4.2 of the Agreement is hereby deleted and replaced with the following:

     4.2 TERMINATION BY EMPLOYER. The Corporation may terminate this Agreement at any time and for any reason. If, however, the termination is not for cause as specified in Section 4.3, nor for breach as set forth in Section 4.4, or for death or disability of the Employee as set forth in Section 4.5, then the Corporation shall pay to the Employee the severance pay set forth in Section 4.7.

     4. The last two sentences of Section 4.5 of the Agreement are hereby deleted and replaced with the following:

     "Upon termination of this Agreement by reason of the Employee's death or Disability, the Corporation will pay the Employee or his legal representative, as the case may be, the amount of one-sixth (1/6) of the Employee's annual base salary as of the date of the Employee's death or Disability."

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     5. Section 4.7 of the Agreement is hereby deleted and replaced with the following:

     4.7 TERMINATION BY EMPLOYER WITHOUT CAUSE. If this Agreement is terminated by the Corporation without cause as specified in Section 4.3, then Corporation shall pay to the Employee, as severance pay, the amount of one-half (1/2) of the Employee's annual base salary as of the date of termination. If the Company has become a publicly traded entity on the Nasdaq, American or NY stock exchanges and the Employee-owned Company common stock and or stock options are registered with the Securities and Exchange Commission and if the value of such stock is in excess of $2 per share for at least 30 days prior to the termination, then the foregoing severance pay shall be the amount of one-sixth (1/6) of the Employee's annual base salary as of the date of termination.

     6. Section 7.1 of the Agreement is hereby deleted and replaced with the following:

     7.1 SALARY. Effective March 17, 2000, the Corporation shall pay the Employee an annual base salary of One Hundred Seventy Five Thousand Dollars ($175,000). The Corporation will pay the Employee his annual salary in equal installments no less frequently than monthly.

     7. Section 7.2 of the Agreement is hereby deleted and replaced with the following:

     7.2. BONUS. Employee shall be paid such bonuses as may, from time to time, be determined in the sole discretion of the compensation committee of the Corporation's Board of Directors.

     8. The following new Section 12.8 is hereby added to the Agreement:

     12.8 WORK LOCATION. It is agreed by the Employee and the Corporation that the Employee's primary work location will be in Stanislaus County unless a change is mutually agreeable to both parties in writing. Any effort by the company to move the Employee's primary work location outside of Stanislaus County, without the Employee's expressed written consent, shall entitle the employee to all damages as specified in Section 4.7.

     9. In all other respects the parties acknowledge and affirm the terms of the Agreement.

     10. As additional consideration for entering into this Amendment, the Corporation agrees to issue to Employee a five (5) year option to purchase one hundred fifty thousand shares (150,000) shares of the Corporation's common stock at an exercise price of Two Dollars ($2.00) per share, and with other terms and conditions, including vesting, as may be set forth in the Corporation's standard incentive stock option agreement. Employee agrees that he will not be entitled to such options unless and until he executes a stock option agreement as set forth above.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first set forth above.




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U.S. CANCER CARE, INC.,
A DELAWARE CORPORATION

By: /s/ Jeffrey Goffman           /s/ Richard Padelford
   --------------------------     ------------------------
      JEFFREY GOFFMAN,            RICHARD PADELFORD
      VICE CHAIRMAN









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